EXHIBIT 99.1

ALC HOLDINGS, LLC COMPLETES ACQUISITION OF MAJORITY OF OUTSTANDING SHARES OF GLAS-AIRE INDUSTRIES GROUP, LTD.

Richmond, BC Canada, September 9, 2003 Glas-Aire Industries Group Ltd. (Glas-Aire) announced that on September 3, 2003 ALC Holdings, LLC (“ALC”) purchased a majority of the outstanding shares of common stock of Glas-Aire from several shareholders. ALC is a newly formed company which is controlled by several managers, including Craig Grossman, Glas-Aire’s Chief Executive Officer and President.

In connection with the acquisition of the Glas-Aire shares, five directors resigned effective September 3, 2003. The vacancies left by these resignations are expected to be filled sometime in the next month.

Also in connection with the transaction, Mr. Grossman waived his change of control provisions in his contract, which would have given him the right to terminate his employment agreements and receive compensation in excess of his remaining term of his contracts.

Mr. Grossman said “We are very pleased to have ALC become the majority shareholder in Glas-Aire. We are also grateful for the support which the former directors in Glas-Aire provided. We look forward to the challenges presented by the current environment of the automobile accessories industry.”

About the Company

Glas-Aire is a global leader in the design, development, manufacturing and marketing of original equipment automotive wind deflector accessories to automobile manufacturers worldwide. Glas-Aire is based in Richmond, BC Canada. Founded in 1992, Glas-Aire is a publicly held company traded on Over the Counter Bulletin Board exchange under the symbol GLAR.OB. For more information, please visit our corporate website: www.glasaire.com.

Forward-Looking Statements

The statements contained in this press release which are not historical facts are forward-looking statements that involve certain risks and uncertainties including, but not limited to, risks associated with the uncertainty of future financial results, additional financing requirements, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission.

CONTACT: Craig Grossman, Telephone: (604) 207-0221